EXHIBIT 10.2
Extension of Location Rental Agreement
Dear Martha:
We write with respect to that certain Location Rental Agreement (the “Agreement”) by and between Martha Stewart Living Omnimedia, Inc. (“MSLO”), a Delaware corporation, and you, entered into as of September 17, 2004.
We acknowledge that the Agreement is scheduled to expire by its terms on September 17, 2007. We also acknowledge that the Agreement will be replaced by an Intangible Asset License Agreement. Notwithstanding the expiration of the Agreement and pending the negotiation of the Intangible Asset License Agreement, MSLO agrees to pay you the Enhanced Payment Amount, described in the second-numbered paragraph of the Agreement, on September 17, 2007 (the “Payment”) in order to continue to have access to the Real Property. MSLO’s use of the Real Property following the term will be consistent with the historic practices between you, your company, MSRE, and MSLO.
MSLO looks forward to good faith negotiations with you regarding the Intangible Asset License Agreement, beginning promptly. MSLO considers the Payment a payment to allow for continued access to the Real Property pending the finalization and execution of the new agreement. The Payment shall not be construed as the satisfaction of any other obligations MSLO has to you under any other agreement or arrangement. Nothing contained herein shall in any way compromise the rights of the parties with respect to future negotiations and/or prior agreements or arrangements.
Please acknowledge your understanding and acceptance of these terms by executing below where indicated and returning a copy to us.
Best regards,
/s/ Howard Hochhauser
Howard Hochhauser
Chief Financial Officer
Agreed to, acknowledged and accepted:

/s/ Martha Stewart
Martha Stewart